Exhibit 99.1

EXECUTION COPY

INVESTOR AGREEMENT

THIS INVESTOR AGREEMENT (this “Agreement”) made and entered into this 20th day of July 2007, by and between Électricité de France International, SA, a French société anonyme (“EDFI”), and Constellation Energy Group, Inc., a Maryland corporation (“Constellation”);

W I T N E S S E T H:

          WHEREAS, EDFI and Constellation have been engaged in discussions relating to their respective businesses;

WHEREAS, as a condition to such discussions, an affiliate of EDFI and Constellation entered into a non-disclosure agreement, dated as of February 26, 2007 (the “Nondisclosure Agreement”);

WHEREAS, in connection with such discussions, EDFI and Constellation, through their respective affiliates, are concurrently entering into a joint venture to participate in the development, ownership and operation of new nuclear projects in the United States and Canada and related activities (the “Joint Venture”);

WHEREAS, also in connection with such discussions, EDFI has proposed that it may acquire beneficial ownership of outstanding shares of Constellation common stock, without par value (the “Constellation Stock”); and

WHEREAS, EDFI and Constellation wish to agree on the terms and conditions of such acquisition of Constellation Stock as well as any related rights for EDFI.

NOW, THEREFORE, for and in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, it is covenanted and agreed as follows:

ARTICLE I

REPRESENTATIONS

Section 1.1         Representations of Constellation.  Constellation hereby represents and warrants to EDFI as follows:

(a)           Constellation has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Constellation have been duly and validly authorized by all necessary corporate action of Constellation, and no other corporate proceedings on the part of Constellation are necessary to authorize this Agreement or the performance by Constellation of its obligations hereunder.

(b)           This Agreement has been duly and validly executed and delivered by Constellation and, assuming the due authorization, execution and delivery hereof by EDFI, constitutes a legal, valid and binding obligation of Constellation enforceable against Constellation in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(c)           The execution, delivery and performance of this Agreement by Constellation do not and will not conflict with or violate (i) the articles of incorporation or bylaws of Constellation, or (ii) any law, ordinance, rule, or regulation applicable to Constellation.

Section 1.2         Representations of EDFI.  EDFI hereby represents and warrants to Constellation as follows:

(a)           EDFI has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by EDFI have been duly and validly authorized by all necessary corporate action of EDFI, and no other corporate proceedings on the part of EDFI are necessary to authorize this Agreement or the performance by EDFI of its obligations hereunder.

(b)           This Agreement has been duly and validly executed and delivered by EDFI and, assuming the due authorization, execution and delivery hereof by Constellation, constitutes a legal, valid and binding obligation of EDFI enforceable against EDFI in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(c)           The execution, delivery and performance of this Agreement by EDFI do not and will not conflict with or violate (i) the governing documents of EDFI, or (ii) any law, ordinance, rule, or regulation applicable to EDFI.

(d)           EDFI, each of its subsidiaries and, to the best of its knowledge, each of its controlled affiliates (EDFI, its subsidiaries and controlled affiliates, collectively, the “EDFI Group”) currently are not beneficial owners (determined as hereinafter provided) of any Constellation Stock; provided, however, this representation shall not apply to any investments made or managed by outside asset managers with EDFI funds relating to contingent nuclear liabilities, whether such investments have previously been made or are made in the future (any such investments whenever made are hereinafter referred to as, “Permitted EDFI Investments”). EDFI has no control over the funds used by the asset managers to make Permitted EDFI Investments.   For purposes of this Agreement, “controlled affiliate” shall mean any entity for which EDFI Group would have the ability to direct the acquisition, disposition or voting of Constellation Stock.

ARTICLE II

ACQUISITIONS AND DISPOSITIONS OF CONSTELLATION STOCK

Section 2.1        Acquisition of Constellation Stock.  Until the expiration of the Term (as that term is defined herein) of the Agreement, EDFI or any member of the EDFI Group shall be permitted to acquire and hold shares of Constellation Stock as follows:

(a)           prior to the first anniversary of the date of this Agreement, beneficial ownership, in the aggregate, of no more than 5.0% of the issued and outstanding shares of Constellation Stock;

(b)           from and after the first anniversary of the date of this Agreement, beneficial ownership, in the aggregate, of no more than 9.9% of the issued and outstanding shares of Constellation Stock;

provided, that (i) all such purchases made under this Section 2.1 shall be done in such a manner as is consistent with then current professional practices for the acquisition of shares of public companies, and (ii) if after the date of the execution of this Agreement EDFI acquires a subsidiary or controlled affiliate which owns Constellation Stock, EDFI shall have sixty days to divest such Constellation Stock (and during such sixty-day period (i) such Constellation Stock shall not be included in any calculations under this Section 2.1 and (ii) such sales shall not be subject to the limitations set forth in Section 2.3).

Section 2.2        Standstill.  Until the expiration of the Term of this Agreement, without the prior written consent of Constellation, EDFI shall not, and shall cause each member of the EDFI Group not to, singly or as part of a group, directly or indirectly:

(a)           acquire or propose to acquire (other than as a result of a stock split, stock dividend or other recapitalization of Constellation) beneficial ownership of any equity securities of Constellation (“Equity Securities”) or any rights to directly or indirectly acquire any Equity Securities, except as contemplated by Section 2.1;

(b)           participate in any solicitation of proxies or become a participant in any election contest with respect to Constellation;

(c)           seek, or offer or make any proposal to Constellation, its representatives or any shareholder of Constellation, or otherwise make any public announcement with respect to, (1) any merger, consolidation or sale of all or substantially all of the assets, or a majority of the outstanding shares of Constellation Stock, or any other form of business combination involving Constellation, (2) any form of restructuring, recapitalization, liquidation or similar transaction involving Constellation, or (3) any proposal or other statement inconsistent with the terms of this Section 2.2, except as specifically contemplated by the terms of this Agreement or the agreements governing the Joint Venture;

(d)           join with any other parties to form a “group” with respect to Constellation Stock, as determined pursuant to Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended;

(e)           otherwise act, alone or in concert with others, to seek or offer to control or influence, in any manner, the management, board of directors or policies of Constellation, except as otherwise contemplated by the terms of this Agreement or the agreements governing the Joint Venture; or

(f)           enter into any agreement, disclose any intention or knowingly advise, assist or encourage any other person to do any of the above.

Notwithstanding anything to the contrary in this Agreement, EDFI or any other member of the EDFI Group may participate in any tender or exchange offer for Constellation Stock as a seller or, subject to Section 3.2, vote any securities owned by it at any special meeting of the holders of Constellation Stock to consider any such business combination transaction.

Section 2.3        Dispositions of Constellation Stock.  During the Term of this Agreement, EDFI shall provide Constellation with three business days’ prior written notice of its intention to sell any shares of Constellation Stock, which notice shall include EDFI’s then good faith estimate of the approximate number of shares of Constellation Stock proposed to be sold.  Subject to the limitations set forth below, EDFI shall not be restricted in the actual number of shares it may sell following the delivery of such notice regardless of the number of shares intended to be sold as set forth in such notice.  Also during the Term of this Agreement, EDFI shall (and shall cause each member of the EDFI Group to) only sell Constellation Stock in a manner that does not disrupt the market for Constellation Stock and in any event in accordance with the limits set forth below:

(a)           until three years after the date of this Agreement, EDFI shall not (and shall cause each member of the EDFI Group not to) dispose of any shares of Constellation Stock, provided, that this restriction shall no longer apply from and after (i) such time as a majority of the members of the Constellation board of directors are not directors nominated by a majority of the then-existing board members, or (ii) the actual dissolution of the Joint Venture as a result of a deadlock between the parties thereto, and

(b)           with respect to any sales of Constellation Stock, the amount of Constellation Stock sold by the EDFI Group, in the aggregate, shall not exceed, in any single day, twenty percent (20%) of the average daily trading volume of Constellation Stock over the preceding 30-trading day period (other than transfers to affiliates who are bound by the terms and conditions of this Agreement).

Section 2.4       Beneficial Ownership.  For purposes of this Agreement, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended.

Section 2.5       Constellation Issuances.  If Constellation elects to consummate a strategic transaction, alliance or investment that is within a framework mutually developed by Constellation and EDFI, prior to such transaction, alliance or investment Constellation and EDFI may agree that all or a portion of  the funding for such transaction, alliance or investment will be made by the issuance of Constellation securities to a member of the EDFI Group in a form and containing terms and conditions to be mutually agreed upon, which agreement the parties acknowledge may entail amendments to this Agreement.

ARTICLE III

OBSERVER; VOTING; COMMERCIALLY REASONABLE EFFORTS

Section 3.1       Observer on Nuclear Committee.  For so long as each of EDFI (or any of its affiliates or subsidiaries) and Constellation (or any of its affiliates or subsidiaries) owns any membership interests in the Joint Venture, EDFI shall be permitted to designate an observer to attend meetings of Constellation’s Committee on Nuclear Power, provided, that such observer shall not be permitted to attend any portion of a Committee on Nuclear Power meeting at which the presence of such EDFI designated observer would contravene any governmental law, regulation or clearance requirement.

Section 3.2       Voting of Constellation Stock.  On any matters submitted to the holders of Constellation Stock, EDFI shall (and shall cause each member of the EDFI Group to) vote any shares of Constellation Stock that it beneficially owns in the manner recommended by the Constellation board of directors.

Section 3.3       Cooperation.  Constellation and EDFI each agree to use all commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby, including, without limitation, by taking necessary actions to obtain antitrust approvals and facilitating obtaining any necessary clearances so that an EDFI designee can attend all Committee on Nuclear Power meetings.

ARTICLE IV

MISCELLANEOUS

Section 4.1       Effectiveness.  This Agreement shall not become effective until the last to occur of the following events:

(a) the effectiveness of the Operating Agreement of UniStar Nuclear Energy, LLC, dated as of the date hereof (the “Operating Agreement”); and

(b) all regulatory approvals required from governmental authorities (including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) shall have been obtained or concluded or, in the case of waiting or suspense periods, expired or terminated;

provided, however, that this Agreement shall terminate without further effect or obligation on the part of either party if any of the above events has not occurred by September 30, 2007, except in the case of clause (b) if the parties are working in good faith to obtain any such outstanding regulatory approval(s) and such date has been extended by written agreement of the parties.

Section 4.2       Term.  The term (the “Term”) of this Agreement shall begin on the date hereof and continue until five years after the date hereof.  Sections 2.1, 2.2, 2.3 and 3.2 shall be of no further force or effect following a change of control of Constellation.

Section 4.3        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.4        Dispute Resolution.

(a)          All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators.  The disputing Member(s) and/or the Company shall each appoint one arbitrator, and those two arbitrators shall then appoint a third arbitrator. The place of arbitration shall be New York.  The language of the arbitration shall be English.  The arbitral tribunal shall render a reasoned award within six months from the date of signature of the terms of reference.  Any party to this contract shall have the right to have recourse to and shall be bound by the Pre-arbitral Referee Procedure of the International Chamber of Commerce in accordance with its Rules for a Pre-Arbitral Referee Procedure.

(b)          Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding.  The parties hereto hereby waive to the extent permitted by applicable law any rights to appeal or to review of such award by any court or tribunal.  The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

(c)           Each party acknowledges that the other would not have an adequate remedy for money damages in the event that any or all of the covenants contained in this Agreement were not performed in accordance with their terms and therefore agrees that the other party shall be entitled to other relief, including injunctive relief and specific performance of such covenants, in addition to any other remedy to which such party may be entitled.  Notwithstanding any other provision of this Section 4.4, EDFI and Constellation shall have the right to obtain injunctive relief from any federal or state court located in the Borough of Manhattan, City of New York.  Each of EDFI and Constellation hereby irrevocably consents to personal jurisdiction in any such action and to service of process by mail in any manner permitted by the laws of the State of New York and agrees that service of process by registered mail sent to its principal executive office shall be effective service of process for such action, suit or proceeding brought against such party in any such court, and waives any objection to venue in any such New York court.

Section 4.5        Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Constellation and EDFI and their respective affiliates, successors and assigns, including any successor to Constellation or EDFI of substantially all of Constellation’s or EDFI’s assets or business.

Section 4.6        Entire Agreement; Amendment.  This Agreement shall constitute the entire agreement between the parties with regard to the subject matter hereof, provided, that nothing in this Agreement is intended to amend or modify in any respect the terms and conditions of the Nondisclosure Agreement or the Operating Agreement, and each shall continue in full force and effect in accordance with its terms.  No modification, amendment or waiver of this Agreement shall be binding without the written consent of the parties hereto.

Section 4.7         Waiver.  It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 4.8         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.

Section 4.9         Other Agreements.   In the event (a) Constellation enters into a similar agreement with a strategic, industrial shareholder who owns at least 5 percent of the issued and outstanding Constellation Stock, (b) such agreement is on terms which are materially more favorable to such shareholder than the terms of this Agreement are to EDFI, and (c) Constellation does not agree to amend this Agreement to provide EDFI with the same terms and conditions, then EDFI shall no longer be subject to the sales limitation set forth in Section 2.3(a).

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CONSTELLATION ENERGY GROUP, INC. By: /s/Michael J. Wallace Name: Michael J. Wallace Title: Executive Vice President
ÉLECTRICITÉ DE FRANCE INTERNATIONAL, SA By /s/Jean-Louis Mathias Name: Jean-Louis Mathias Title: C.O.O. EDF SA

[Signature Page to Investor Agreement]